Exhibit 99.1
News Release
Novelis Reports Fourth Quarter and Full Fiscal Year 2023 Results

Q4 Fiscal Year 2023 Highlights
•Net income attributable to our common shareholder was $156 million, down 27% YoY
•Net income from continuing operations excluding special items was $175 million, down 7% YoY
•Adjusted EBITDA of $403 million, down 6% YoY
•Shipments of 936 kilotonnes, down 5% YoY
•Adjusted EBITDA per ton shipped of $431, compared to $437 prior year

Full Fiscal Year 2023 Highlights
•Net income attributable to our common shareholder was $658 million, down 31% YoY; Net income from continuing operations excluding special items was $781 million, down 16% YoY
•Adjusted EBITDA of $1.8 billion, down 11% YoY
•Shipments of 3,790 kilotonnes, down 2% YoY
•Adjusted free cash flow from continuing operations of $443 million

ATLANTA, May 10, 2023 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the fourth quarter and full fiscal year 2023.
"Novelis continues to deliver solid performance in a challenging environment, enabled by our diversified product mix, operational efficiencies and financial discipline,” said Steve Fisher, President and CEO, Novelis Inc. “While macroeconomic headwinds are muting near-term performance, we believe these are transitory and that the long-term market outlook for our business remains robust. With our market-leading position and strong balance sheet, we remain committed to our transformational organic growth plan to further our position as a leading global provider of low-carbon, sustainable aluminum solutions.”
Fourth Quarter Fiscal Year 2023 Results
Net sales decreased 9% to $4.4 billion for the fourth quarter of fiscal year 2023, primarily driven by lower average aluminum prices and a 5% decrease in total flat rolled product shipments to 936 kilotonnes, partially offset by increased product pricing and favorable product mix. The decrease in shipments is mainly due to lower beverage can shipments driven by short-term headwinds, primarily customer inventory reduction actions, as well as macro-economic impacts on specialties products, mainly in building & construction. Partially offsetting these declines were higher aerospace shipments, and record automotive shipments due to higher OEM build rates driven by pent-up demand.
Adjusted EBITDA decreased 6% to $403 million in the fourth quarter of fiscal year 2023, compared to $431 million in the prior year period, driven by less favorable metal benefit from recycling, higher energy costs and other cost inflation, and lower volume, partially offset by higher product pricing and favorable product mix.
Net income attributable to our common shareholder decreased 27% versus the prior year to $156 million in the fourth quarter of fiscal year 2023, due mainly to lower Adjusted EBITDA, as well as higher restructuring, interest expense, and favorable metal price lag in the prior year that did not recur. Net income from continuing operations, excluding special items, decreased 7% versus the prior year to $175 million.
Full Year Fiscal Year 2023 Results
Net sales increased 8% to $18.5 billion in fiscal year 2023, primarily driven by higher average aluminum prices, higher product pricing and favorable product mix, partially offset by a 2% decrease in total flat rolled product shipments to 3,790 kilotonnes. The decrease in shipments is mainly due to lower beverage can shipments driven by customer inventory reductions in the second half of the fiscal year as the broader beverage supply chain normalized post-pandemic, as well as softer demand for specialties products in a weaker macro-economic environment. Conversely, easing supply chain constraints, including higher semiconductor availability, resulted in record automotive shipments, while aerospace shipments also grew as demand returns toward pre-pandemic levels.
Adjusted EBITDA decreased 11% to $1.8 billion in fiscal year 2023, compared to $2.0 billion in fiscal 2022, driven by an extraordinary inflationary environment, higher energy costs due to geopolitical instability, and less favorable metal benefit. Results were also impacted by unfavorable foreign exchange, lower volume, and a non-recurring prior year tax litigation settlement in Brazil. These headwinds were partially offset by higher product pricing, including some cost pass-throughs to customers, and favorable product mix.
Fiscal 2023 net income attributable to our common shareholder decreased 31% versus the prior year to $658 million. The decrease is mainly driven by lower Adjusted EBITDA and negative current year metal price lag compared to favorable metal price lag in the prior year. This was partially offset by a lower income tax provision in the current year and prior year losses from discontinued operations and extinguishment of debt that did not recur. Net income from continuing operations, excluding special items, decreased 16% to $781 million.
Adjusted free cash flow from continuing operations was $443 million in fiscal year 2023 compared to $649 million in the prior year. The decrease is due primarily to significantly higher capital expenditures, as well as unfavorable metal price lag in the current year compared to a favorable lag in the prior year, and lower Adjusted EBITDA, partially offset by a favorable release in working capital. Total capital expenditures increased 76% over the prior year to $786 million in fiscal 2023, as the company begins to ramp up spending associated with a number of announced strategic, sustainability-focused, capital investment projects that support increased long-term customer demand.

"While our results continue to be muted by near-term challenges, we have demonstrated that our business is resilient, with fourth quarter Adjusted EBITDA per ton improving significantly on a sequential basis compared to the third quarter and very strong free cash flow generation even as we increase capital investments for future growth," said Dev Ahuja, Executive Vice President and CFO, Novelis Inc. “We are well positioned to navigate current market headwinds and will continue to maintain a disciplined approach to managing cash efficiently as we embark on our next phase of transformational growth.”
The balance sheet remains resilient, with a net leverage ratio (Net Debt / TTM Adjusted EBITDA) of 2.3x at the end of fiscal year 2023, compared to 2.2x in the prior year period. Total Liquidity also remains strong at $2.6 billion as of March 31, 2023.

Fourth Quarter and Full Fiscal Year 2023 Earnings Conference Call
Novelis will discuss its fourth quarter and full fiscal year 2023 results via a live webcast and conference call for investors at 7:00 a.m. EDT on Wednesday, May 10, 2023. To view slides and listen to the live webcast, visit https://events.q4inc.com/attendee/610355591. To join by telephone, dial toll-free in the United States at 833-470-1428 or the India toll line +91.22.5032.3390 and enter access code 891299. The webcast link, access information and presentation materials can also be found at https://investors.novelis.com/.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $18.5 billion in fiscal year 2023. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted Free Cash Flow, Total Liquidity, Net Debt, income from continuing operations excluding special items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs regarding the transitory nature of macroeconomic headwinds and our beliefs regarding the long-term market outlook for our business. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our inability to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; rises in energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; public health crises, such as the recently experienced COVID-19 pandemic; union disputes and other employee relations issues; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities; exposure to economic and political risks associated with our global operations; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; security breaches and other disruptions to our information technology networks and systems; increased freight costs on imported products; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, if our exposure to price fluctuations is not adequately hedged under derivative instruments, or if counterparties to our derivative instruments fail to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants related to our indebtedness; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; risks related to environmental, health and safety laws and regulations, and any related exposure to substantial environmental, health and safety costs and liabilities; our failure to comply with laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; and exposure to significant legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2023	2022	2023	2022
Net sales	$4,397	$4,849	$18,486	$17,149
Cost of goods sold (exclusive of depreciation and amortization)	3,797	4,204	15,996	14,354
Selling, general and administrative expenses	170	174	679	631
Depreciation and amortization	135	145	540	550
Interest expense and amortization of debt issuance costs	76	54	274	227
Research and development expenses	26	24	95	92
Loss on extinguishment of debt, net	—	1	—	64
Restructuring and impairment expenses, net	26	—	33	1
Equity in net income of non-consolidated affiliates	(2)	—	(16)	(8)
Other expenses (income), net	12	25	79	(61)
	4,240	4,627	17,680	15,850
Income from continuing operations before income tax provision	157	222	806	1,299
Income tax provision	1	5	147	281
Net income from continuing operations	156	217	659	1,018
Loss from discontinued operations, net of tax	—	(1)	(2)	(63)
Net loss from discontinued operations	—	(1)	(2)	(63)
Net income	156	216	657	955
Net income (loss) attributable to noncontrolling interest	—	1	(1)	1
Net income attributable to our common shareholder	$156	$215	$658	$954

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	March 31, 2023	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,498	$1,070
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $5 and $6 as of March 31, 2023, and March 31, 2022, respectively)	1,751	2,590
— related parties	156	222
Inventories	2,729	3,038
Prepaid expenses and other current assets	178	195
Fair value of derivative instruments	145	377
Assets held for sale	3	5
Current assets of discontinued operations	—	6
Total current assets	6,460	7,503
Property, plant and equipment, net	4,900	4,624
Goodwill	1,076	1,081
Intangible assets, net	589	623
Investment in and advances to non–consolidated affiliates	877	832
Deferred income tax assets	166	158
Other long-term assets
— third parties	293	274
— related parties	3	1
Total assets	$14,364	$15,096
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$88	$26
Short-term borrowings	671	529
Accounts payable
— third parties	3,100	3,869
— related parties	277	320
Fair value of derivative instruments	130	959
Accrued expenses and other current liabilities	633	774
Current liabilities of discontinued operations	—	21
Total current liabilities	4,899	6,498
Long-term debt, net of current portion	4,881	4,967
Deferred income tax liabilities	288	158
Accrued postretirement benefits	554	669
Other long-term liabilities	288	295
Total liabilities	10,910	12,587
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2023, and March 31, 2022	—	—
Additional paid-in capital	1,208	1,308
Retained earnings	2,472	1,814
Accumulated other comprehensive loss	(238)	(620)
Total equity of our common shareholder	3,442	2,502
Noncontrolling interest	12	7
Total equity	3,454	2,509
Total liabilities and equity	$14,364	$15,096

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended March 31,
(in millions)	2023	2022
OPERATING ACTIVITIES
Net income	$657	$955
Net loss from discontinued operations	(2)	(63)
Net income from continuing operations	$659	$1,018
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	540	550
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(28)	79
Gain on sale of business	—	(15)
Loss on sale of assets, net	1	8
Impairment charges	23	—
Loss on extinguishment of debt, net	—	64
Deferred income taxes, net	(45)	27
Equity in net income of non-consolidated affiliates	(16)	(8)
Gain on foreign exchange remeasurement of debt	(4)	(10)
Amortization of debt issuance costs and carrying value adjustments	16	18
Other, net	(2)	4
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	783	(1,030)
Inventories	235	(1,184)
Accounts payable	(759)	1,540
Other assets	3	(6)
Other liabilities	(186)	77
Net cash provided by operating activities – continuing operations	1,220	1,132
Net cash (used in) provided by operating activities – discontinued operations	(12)	11
Net cash provided by operating activities	$1,208	$1,143
INVESTING ACTIVITIES
Capital expenditures	$(786)	$(446)
Acquisition of business and other investments, net of cash acquired	(7)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	6	1
Proceeds from the sale of a business	3	9
Outflows from investment in and advances to non-consolidated affiliates, net	(17)	—
Proceeds (outflows) from the settlement of derivative instruments, net	7	(53)
Other	19	16
Net cash used in investing activities - continuing operations	(775)	(473)
Net cash used in investing activities	$(775)	$(473)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$50	$1,985
Principal payments of long-term and short-term borrowings	(390)	(2,406)
Revolving credit facilities and other, net	471	(69)
Debt issuance costs	(7)	(25)
Return of capital to our common shareholder	(100)	(100)
Net cash provided by (used in) financing activities - continuing operations	24	(615)
Net cash provided by (used in) financing activities	$24	$(615)
Net increase in cash, cash equivalents and restricted cash	457	55
Effect of exchange rate changes on cash	(30)	2
Cash, cash equivalents and restricted cash — beginning of period	1,084	1,027
Cash, cash equivalents and restricted cash — end of period	$1,511	$1,084

Cash and cash equivalents	$1,498	$1,070
Restricted cash (included in other long-term assets)	13	14
Cash, cash equivalents and restricted cash — end of period	$1,511	$1,084

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2023	2022	2023	2022
Net income attributable to our common shareholder	$156	$215	$658	$954
Net income (loss) attributable to noncontrolling interests	—	1	(1)	1
Income tax provision	1	5	147	281
Interest, net	70	51	254	218
Depreciation and amortization	135	145	540	550
EBITDA	$362	$417	$1,598	$2,004

Adjustment to reconcile proportional consolidation	$13	$10	$53	$56
Unrealized (gains) losses on change in fair value of derivative instruments, net	(3)	34	(23)	28
Realized gains on derivative instruments not included in Adjusted EBITDA	(1)	(1)	(4)	(2)
Loss on extinguishment of debt, net	—	1	—	64
Restructuring and impairment expenses, net	26	—	33	1
Gain on sale of business	—	—	—	(15)
Loss on sale assets, net	—	3	1	8
Loss from discontinued operations, net of tax	—	1	2	63
Metal price lag	—	(39)	130	(166)
Other, net	6	5	21	4
Adjusted EBITDA	$403	$431	$1,811	$2,045

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Fiscal Year Ended March 31,
(in millions)	2023	2022
Net cash provided by operating activities – continuing operations	$1,220	$1,132
Net cash used in investing activities – continuing operations	(775)	(473)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	7	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(9)	(10)
Adjusted Free Cash Flow from continuing operations	443	649
Net cash (used in) provided by operating activities – discontinued operations	(12)	11
Adjusted Free Cash Flow	$431	$660

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total Liquidity to the ending balances of cash and cash equivalents.

(in millions)	March 31, 2023	March 31, 2022
Cash and cash equivalents	$1,498	$1,070
Availability under committed credit facilities	1,101	1,499
Total Liquidity	$2,599	$2,569

Net Debt (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

(in millions)	March 31, 2023	March 31, 2022
Long–term debt, net of current portion	$4,881	$4,967
Current portion of long-term debt	88	26
Short-term borrowings	671	529
Cash and cash equivalents	(1,498)	(1,070)
Net Debt	$4,142	$4,452

Reconciliation of Net Income from Continuing Operations, Excluding Special Items (unaudited) to Net Income from Continuing Operations
The following table presents net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2023	2022	2023	2022
Net income from continuing operations	$156	$217	$659	$1,018
Special Items:
Gain on sale of a business	—	—	—	(15)
Loss on extinguishment of debt, net	—	1	—	64
Metal price lag	—	(39)	130	(166)
Restructuring and impairment expenses, net	26	—	33	1
Tax effect on special items	(7)	10	(41)	32
Net income from continuing operations, excluding special items	$175	$189	$781	$934

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$131	$91	$72	$115	$(6)	$403

Shipments (in kt)
Rolled products – third party	363	244	185	144	—	936
Rolled products – intersegment	—	4	2	—	(6)	—
Total rolled products	363	248	187	144	(6)	936

Selected Operating Results Three Months Ended March 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$105	$73	$96	$156	$1	$431

Shipments (in kt)
Rolled products – third party	376	271	184	156	—	987
Rolled products – intersegment	—	3	19	—	(22)	—
Total rolled products	376	274	203	156	(22)	987

Selected Operating Results Fiscal Year Ended March 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$673	$286	$339	$522	$(9)	$1,811

Shipments (in kt)
Rolled products – third party	1,515	998	678	599	—	3,790
Rolled products – intersegment	—	32	43	17	(92)	—
Total rolled products	1,515	1,030	721	616	(92)	3,790

Selected Operating Results Fiscal Year Ended March 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$685	$324	$352	$681	$3	$2,045

Shipments (in kt)
Rolled products – third party	1,467	1,038	737	616	—	3,858
Rolled products – intersegment	—	29	26	1	(56)	—
Total rolled products	1,467	1,067	763	617	(56)	3,858